EXHIBIT 10.21

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

Employment Contract

with indefinite duration

Between

APTARGROUP SAS,

Registered Office: 147, rue du Président Roosevelt, 78100 Saint-Germain-en-Laye, France.

Company registration number: 383 307 337

Represented by Peter Pfeiffer, acting as “Président”

and

MRS. URSULA SAINT LEGER

Address: 16, rue Bois-Le-Vent, 75016 Paris, France

French nationality

The parties hereto agree as follows:

Article 1 — General Context

The Aptargroup group (hereafter “the Aptar group”) is an industrial group which designs, manufactures and sells dispensing systems, sprays and closures for the packaging of consumer products in the personal care, fragrance, cosmetic, pharmaceutical, household, food, and beverage markets.  The development of the Aptar group is global.

Mrs. Ursula Saint Léger is destined to hold the responsibilities of VP Human Resources for the Aptar group as from October 1st, 2010.

AptarGroup SAS, in Saint-Germain-en-Laye, France, gathers the transverse and central functions located in Europe and provides strategic services and general management assistance to the affiliates of the Aptar group affiliates, together with Aptargroup, Inc., its ultimate shareholder, located in Crystal Lake, USA.  In this context, Mrs. Ursula Saint Leger will be employed by AptarGroup SAS.

Article 2 — Collective Bargaining Agreement

This contract is governed by the Collective Bargaining Agreement of the French Plastics Industry and by the internal rules of AptarGroup SAS.

Given that AptarGroup SAS is a subsidiary of AptarGroup, Inc., and the nature of Mrs. Ursula Saint Leger’s functions, this contract shall also be bound by rules and policies directly issued by AptarGroup, Inc. in respect of executives of the Aptar group, notably by the Compliance Manual and related policies, including the Code of Business and Ethics.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

Article 3 — Functions

Mrs. Ursula Saint Leger holds the position of “Vice President Human Resources”.

Mrs. Ursula Saint Leger reports to AptarGroup SAS’ “Président”, who is also the President & CEO of the Aptar group.  Mrs. Ursula Saint Leger will be a member of the Group Internal Executive Committee starting from January 1st, 2011.

The primary purpose of Mrs. Ursula Saint Leger’s responsibilities is to provide leadership in developing and executing human resources strategy in support of the overall business plan and strategic direction of the Aptar group, specifically in the areas of organization development, succession planning, talent management, legal compliance, change management, performance management, training and development, and compensation.

Mrs. Ursula Saint Leger’s functions may evolve according to the organization and the activities of the AptarGroup in general.

Mrs. Ursula Saint Leger is classified as executive, “940 points” on the scale of the French Collective Bargaining Agreement of the Plastic Industry. Mrs. Ursula Saint Leger has the status of a senior executive manager and is as such entitled to all rights and benefits granted to senior executive managers by the French AptarGroup companies.

Article 4 — Term of Contract — Period of Notice

This contract shall remain in full force and effect for an unlimited period. It is effective as of October 1st, 2010, subject to a 3 month trial period.

Each party has the right to terminate this contract according to the conditions in this respect provided for by the law and subject, except in the event of gross misconduct, to the legal and conventional provisions in respect of notification of dismissal or resignation.

Article 5 — Compensation

Mrs. Ursula Saint Leger will receive a base gross annual salary equal to € 220,000 (two hundred and twenty thousand Euros), settled in 12 (twelve) equal monthly payments, in addition to which, she is entitled to:

•                 the Aptar annual bonus for executive managers, as described in a separate document which may be amended from time to time; this bonus may amount up to 100% of the base salary; for 2010, the bonus (to be paid in February 2011) will be equal to € 20,000 (twenty thousand Euros), notwithstanding any performance criterion;

•                 an « intéressement » premium, based on AptarGroup SAS’ year end results, which represented for the last three years 8.5% of the annual basis compensation, which is equal to the ceiling;

•                a contribution system from AptarGroup SAS on the company’s saving plan (« plan d’épargne d’entreprise » - « PEE »), which amounts to € 4,200 (four thousand and two hundred Euros) per year subject to an employee’s contribution during the same period of € 1,400 (thousand and four hundred Euros) to the PEE.

Mrs. Ursula Saint Leger is entitled to stock options granted by Aptargroup, Inc., subject to the relevant decisions of the Board of Directors of the latter, which is sovereign in its decisions.  A proposal for the grant of 10,000 stock options beginning of October 2010 has been sent to Aptargroup, Inc.’s board of directors.

Similarly, once appointed as a member of the Executive Committee, Mrs. Ursula Saint Leger should be entitled to elect to receive a portion of her annual bonus in the form of RSUs in lieu of cash.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

AptarGroup SAS will provide once appointed as a member of the Executive Committee, with a company car, such as a Peugeot 607.  This company car will be taxed as a salary in kind according to the then prevailing tax rules.

Article 6 — Place of Work

Mrs. Ursula Saint Leger’s main place of work is AptarGroup SAS’ registered office.

Depending on the needs of the position she holds, Mrs. Ursula Saint Leger may undertake business trips and temporary missions, either in France or abroad; such business trips shall not bring about any change of place of residence and will be subject to reimbursement of professional expenses on presentation of the corresponding receipts.

Moreover, for reasons relating to the organization and the smooth functioning of AptarGroup SAS or of the Aptar group, Mrs. Ursula Saint Leger’s main place of work could be transferred in Paris region (“Ile de France”).  Such transfer shall comply, as the case may be, with the AptarGroup’s relocating policy.

Article 7 — Working Hours and Vacation

Given the level of initiative that is required by the position that Mrs. Ursula Saint Leger holds, the latter should devote all the time that is necessary in this respect.

Mrs. Ursula Saint Leger benefits from the same rights in respect of paid vacation as what is common to all employees of the Company, according to the provisions of the Collective Bargaining Agreement of the French Plastics Industry.

Article 8 — Terms and Conditions

Mrs. Ursula Saint Leger shall strictly and absolutely refrain from disclosing any information or confidential material she might obtain in the course of her function, regardless of their nature or origin.  This obligation shall survive and continue in full force and effect despite termination and regardless of the reason of its termination.

Mrs. Ursula Saint Leger is also bound by the various AptarGroup policies that affect the category of executives she belongs to, such as, and without limitation, the “Conflict of Interest Policy” and “Insider Trader Policy”.

Finally, Mrs. Ursula Saint Leger shall inform the Company, without delay, of any change that might occur in respect of her civil status, family situation, address, etc…

Article 9 — Non Competition

9.1                                 Because of AptarGroup SAS’ and the Aptar group’s needs to protect all its techniques, methods, processes, know-how and other information that may be conveyed to Mrs. Ursula Saint Leger and that contribute to the efficiency of its business, Mrs. Ursula Saint Leger, given the nature of her responsibilities, shall refrain from:

•                  Working, either directly or indirectly, in any form whatsoever or through any intermediary, for the benefit of private individuals or corporate entities or any other organization having a Competing or Similar Activity.

•                  Acquiring an interest, whether directly, indirectly or through any intermediary, in any form whatsoever (e.g. creating a business, acquiring a stake) in any private individual or corporate entity or any other organization having a Competing or Similar Activity.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

“Competing or Similar Activity” shall be understood as anything with a direct or indirect relation to the activity of the Aptar group, i.e. realization and production of dispensing systems, sprays and closures for the packaging industry.

9.2                                 This non-competition obligation shall apply worldwide.

The geographic scope of this clause shall apply both to the location of the domicile or registered office of the above-mentioned private individual or corporate entity having a Competing or Similar Activity and to the pursuit of the Competing or Similar Activity as such.

9.3                                 The present clause shall apply for a period of 2 (two) years commencing on the date of the effective termination of the present contract, whether or not Mrs. Ursula Saint Leger works for the duration of her period of notice and regardless of the reason for the termination of the present contract.

9.4                                 In consideration for this non-competition obligation, Mrs. Ursula Saint Leger shall receive, except in the event of gross misconduct, a fixed amount for special compensation equal to 50% (fifty percent) of the average monthly salary received by her during her last 12 (twelve) months’ presence in the Company. This compensation shall be paid as from the effective end of her activity for the duration of implementation of this clause 9, until, if need be, the effective date of retirement.

9.5                                 In the event Mrs. Ursula Saint Leger does not comply with the present clause, the Company shall be released from its obligation to pay financial compensation.

Furthermore, Mrs. Ursula Saint Leger shall automatically owe a sum corresponding to 2 (two) years’ salary based on the average monthly salary received by her during the last 12 (twelve) months’ presence in the Company. Such sum shall be paid to AptarGroup SAS for each infringement observed, without formal notice to end the competing activity being necessary.

The payment of such sum does not exclude any right that AptarGroup SAS reserves to sue Mrs. Ursula Saint Leger for compensation for the harm actually caused and to take out an injunction to ensure that she ends the Competing or Similar Activity.

9.6                                 However, AptarGroup SAS reserves the option of releasing Mrs. Ursula Saint Leger from the non-competition obligation.  In this case, the Company shall inform Mrs. Ursula Saint Leger accordingly by registered letter, return receipt requested, within one month of notification of the termination of her employment contract.  AptarGroup SAS also reserves the option of releasing Mrs. Ursula Saint Leger from the non-competition obligation at the end a one (1) year period commencing on the date of the effective termination of the present contract; in such case, Mrs. Ursula Saint Leger will be informed by registered letter return receipt requested, within one month prior to the end of this one year period.

The Company shall then be released from its obligation to pay the financial compensation provided for in paragraph 9.4 above.

9.7                                The provisions of this clause 9 shall not be exclusive of any other Non Competition clause provided for in any other document executed by Mrs. Ursula Saint Leger with any company within the Aptar group, notably, but not limited to, the Aptargroup, Inc. Stock Option Agreements for Employees.

Article 10 — Non Solicitation of Employees

Mrs. Ursula Saint Leger commit not to, without AptarGroup SAS’ or the Aptar group’s prior written consent solicit or having anybody solicit, whether directly or indirectly, in the framework of an activity outside AptarGroup SAS or the Aptar group, the services of employees, whether full-time or part-time or under discussions, of AptarGroup SAS or any other affiliate of the Aptar group.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

Article 11 — Miscellaneous

12.1                        The cancellation of any one of the provisions of this contract shall not terminate the contract as long as the litigious clause is not considered by both parties as essential and determining to the agreement herein, and the cancellation does not challenge the general balance of the contract. In the event of cancellation of any of the provisions herein, the parties shall, in any case, endeavor to negotiate in good faith the drawing up of an economically equivalent clause.

12.2                        The failure of either party at any time to enforce or request for enforcement of any provision of this contract shall not be construed as a waiver of such provision.

12.3                           Any waiver by a party of any of its rights, or any change of any provision of this contract, shall not come into force except in writing, and if duly signed by both parties.

12.4                           Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity hereof, that the parties are unable to resolve between themselves, shall be submitted to the French Conciliation Board (“Conseil des Prud’hommes”) or to any court having jurisdiction on AptarGroup SAS on the date the dispute is filed.

12.5                           This employment contract is drawn up in two original copies.

Executed in Saint-Germain-en-Laye,

On September 30th, 2010,

On behalf of
AptarGroup SAS

Peter PFEIFFER
“Président”

(« Read and Approved »)

Ursula SAINT LEGER